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        EXHIBIT 12 -- COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
             (COMBINED WITH 50%-OWNED UNCONSOLIDATED SUBSIDIARIES)

                                                                2002    2001
           SIX MONTHS ENDED JUNE 30 (In millions)               ----    ----
Income from continuing operations...........................    $102    $ 74
Add
  Interest..................................................      47      57
  Portion of rentals representative of interest factor......       6       7
  Income tax expense and other taxes on income..............      68      53
                                                                ----    ----
  Earnings as defined.......................................    $223    $191
                                                                ====    ====
Interest....................................................    $ 47    $ 57
Interest capitalized........................................       2       2
Portion of rentals representative of interest factor........       6       7
                                                                ----    ----
  Fixed charges as defined..................................    $ 55    $ 66
                                                                ====    ====
Ratio of earnings to fixed charges..........................    4.05    2.89
                                                                ====    ====